Exhibit 10.1

EXECUTION VERSION

FOURTH AMENDMENT TO credit agreement

THIS FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made and entered into as of August 6, 2015, by and among BIOSCRIP, INC., a Delaware corporation (the “Borrower”), each of the Subsidiaries of the Borrower identified on the signature pages hereto as a “Guarantor” (each, a “Guarantor” and, collectively, the “Guarantors”; the Borrower and the Guarantors, each, a “Loan Party” and, collectively, the “Loan Parties”), the Lenders party hereto, and SUNTRUST BANK, in its capacity as administrative agent for itself and the Lenders (the “Administrative Agent”).

WITNESSETH:

WHEREAS, the Borrower, the banks and other financial institutions and lenders party thereto (collectively, the “Lenders”), and the Administrative Agent have executed and delivered that certain Credit Agreement dated as of July 31, 2013 (as amended by that certain First Amendment to Credit Agreement dated as of December 23, 2013, that certain Second Amendment to Credit Agreement dated as of January 31, 2014, and that certain Third Amendment to Credit Agreement dated as of March 1, 2015, and as the same may be further amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders agree to amend certain provisions of the Credit Agreement as set forth herein, and the Administrative Agent and the Lenders party hereto have agreed to such amendments, in each case, subject to the terms and conditions set forth below.

NOW, THEREFORE, for and in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties hereto hereby covenant and agree as follows:

SECTION 1.     Definitions. Unless otherwise specifically defined herein, each term used herein (and in the recitals above) which is defined in the Credit Agreement (as amended hereby) shall have the meaning assigned to such term in the Credit Agreement (as amended hereby). Each reference to “hereof,” “hereunder,” “herein,” and “hereby” and each other similar reference and each reference to “the Agreement” and each other similar reference contained in the Credit Agreement shall from and after the date hereof refer to the Credit Agreement as amended hereby.

SECTION 2.      Amendments to Credit Agreement. The Credit Agreement is hereby amended as follows:

(a)          Section 1.1 of the Credit Agreement is hereby amended by adding the following new defined terms thereto in appropriate alphabetical order:

“Fourth Amendment” shall mean that certain Fourth Amendment to Credit Agreement dated as of August 6, 2015, by and among the Borrower, the Guarantors, the Administrative Agent, and the Required Revolving Lenders.

“Fourth Amendment Effective Date” shall mean the effective date of the Fourth Amendment.

“Specified Period” shall mean the period beginning on the Fourth Amendment Effective Date and ending on the date that the financial statements are delivered (or are required to be delivered) for the Fiscal Quarter ending March 31, 2017.

(b)          Article VI of the Credit Agreement is hereby amended and restated so that it reads in its entirety as follows:

ARTICLE VI

CONSOLIDATED FIRST LIEN NET LEVERAGE RATIO COVENANT

The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains unpaid or outstanding (other than Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider, Bank Product Obligations and indemnities and other contingent obligations not then due and payable and as to which no claim has been made), except with the written consent of the Required Revolving Lenders, solely with respect to the Revolving Loans:

(a)          The Borrower shall not permit the Consolidated First Lien Net Leverage Ratio as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered (or were required to be delivered) pursuant to Section 5.1(a) or 5.1(b), as applicable, for the period of four (4) consecutive Fiscal Quarters ending on such date, to be greater than the ratio set forth below opposite such Fiscal Quarter (the “Original Leverage Test”):

Fiscal Quarter Ending	Consolidated First Lien Net Leverage Ratio

September 30, 2013 through and including March 31, 2014	6.25:1.00

June 30, 2014	6.00:1.00

September 30, 2014	5.75:1.00

December 31, 2014, and March 31, 2015	5.50:1.00

June 30, 2015	5.25:1.00

September 30, 2015, and December 31, 2015	5.00:1.00

March 31, 2016, through and including September 30, 2016	4.50:1.00

December 31, 2016, and continuing thereafter	4.00:1.00

(b)          Notwithstanding the foregoing clause (a), during the Specified Period, in lieu of complying with the Original Leverage Test in clause (a) above, to the extent that the Borrower shall have satisfied the Alternate Leverage Test Conditions (as defined below) at all times during the Specified Period, the Borrower shall be in compliance with this Article VI so long as it does not permit the Consolidated First Lien Net Leverage Ratio as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered (or were required to be delivered) pursuant to Section 5.1(a) or 5.1(b), as applicable, for the period of four (4) consecutive Fiscal Quarters ending on such date, to be greater than the ratio set forth below opposite such Fiscal Quarter (the “Alternate Leverage Test”); provided, that if at any time during the Specified Period, the Borrower shall breach any of the Alternate Leverage Test Conditions, the Borrower shall no longer be permitted to comply with the Alternate Leverage Test in this clause (b) and, instead, shall immediately be required to comply with the Original Leverage Test in clause (a) above after giving pro forma effect to the principal amount of all outstanding Revolving Loans, Swingline Loans and LC Exposure (including, without limitation, any proposed Borrowing):

Fiscal Quarter Ending	Consolidated First Lien Net Leverage Ratio

March 31, 2015	7.25:1.00

June 30, 2015	7.25:1.00

September 30, 2015	7.25:1.00

December 31, 2015	7.25:1.00

March 31, 2016	7.25:1.00

June 30, 2016	7.25:1.00

September 30, 2016	6.50:1.00

December 31, 2016	6.50:1.00

March 31, 2017	6.50:1.00

(c)          For purposes of this Article VI, “Alternate Leverage Test Conditions” shall mean:

(i) at all times during the Specified Period, the Borrower shall have maintained Liquidity of at least $10,000,000, and the Borrower shall have included a certification of the foregoing in each Compliance Certificate delivered by the Borrower hereunder during the Specified Period;

(ii) the Borrower shall have delivered to the Administrative Agent (for distribution to the Revolving Credit Lenders) 13-week cash flow statements within five (5) Business Days of the last day of each calendar week during the Specified Period;

(iii) in the event that the Administrative Agent elects to engage a consultant (whether or not a Default or Event of Default exists) at any time during the

Specified Period, (A) the Borrower shall have agreed to, and shall have caused each other Loan Party to agree to, subject to terms and conditions acceptable to the Administrative Agent, (x) reimburse the Administrative Agent for all costs and expenses related to the engagement of such consultant, (y) cooperate with the consultant in connection with such engagement (including providing information promptly and holding periodic calls with the consultant, in each case upon the request of Administrative Agent), and (z) provide access to the consultant from time to time upon the reasonable request of either the consultant or the Administrative Agent, and (B) the Borrower shall have, and shall have caused each Loan Party to, comply with the terms and conditions of the foregoing agreements at all times during the Specified Period; and

(iv) the Borrower shall have included a certification of its compliance with this Article VI (including, without limitation, the Alternate Leverage Test Conditions) in any Notice of Borrowing delivered by the Borrower hereunder during the Specified Period, after giving pro forma effect to the principal amount of all outstanding Revolving Loans, Swingline Loans and LC Exposure, including any Revolving Loans, Swingline Loans and LC Exposure requested pursuant to such Notice of Borrowing.

(d)          Notwithstanding the foregoing, solely with respect to the Specified Period, to the extent that as of any day during the Specified Period, the aggregate outstanding principal amount of Revolving Loans, Swingline Loans and LC Exposure exceeds the lesser of (i) 80% of the Aggregate Revolving Commitment Amount in effect on such date and (ii) $60,000,000, the Borrower shall no longer be permitted to comply with the Alternate Leverage Test in clause (b) above and, instead, shall be required to immediately comply with the Original Leverage Test in clause (a) above measured after giving pro forma effect to the principal amount of all outstanding Revolving Loans, Swingline Loans and LC Exposure (including, without limitation, any proposed Borrowing).

(e)          For purposes of this Article VI only, the definition of Consolidated EBITDA will be amended to include the following sentence at the end thereof:

In addition, in connection with a reduction in force by the Borrower or any of its Subsidiaries, Consolidated EBITDA shall be adjusted on a pro forma basis for headcount reductions resulting from such reduction in force beginning on the date when such headcount reductions are enacted as if such headcount reductions were enacted on the first day of the period of four (4) consecutive Fiscal Quarters for which Consolidated EBITDA is being measured; provided, however, that for purposes of clause (c)(iv) above with respect to pro forma calculations of compliance with this Article VI based on the financial statements for the Fiscal Quarter ended June 30, 2015, such headcount reductions shall include, without duplication, actual and/or planned headcount reductions previously disclosed to the Administrative Agent in satisfactory detail which are reasonably believed by management of the Borrower to be likely to occur during the Fiscal Quarter ending September 30, 2015.

SECTION 3.   Representations and Warranties. Each Loan Party hereby represents and warrants to the Administrative Agent and the Lenders as follows:

(a)          Both immediately before and immediately after giving effect to this Amendment, all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects (other than those representations and warranties (i) that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties are true and correct in all respects or (ii) that expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respect as of such earlier date).

(b)          No Default or Event of Default has occurred and is continuing or would result from giving effect to the terms hereof.

(c)          The execution, delivery and performance by each Loan Party of this Amendment are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational and, if required, shareholder, partner or member action.

(d)          This Amendment has been duly executed and delivered by each Loan Party and constitutes valid and binding obligations of such Loan Party, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

SECTION 4.     Conditions Precedent. This Amendment shall become effective only upon satisfaction of the following conditions precedent:

(a)          the execution and delivery of this Amendment by each Loan Party, the Administrative Agent and each of the Required Revolving Lenders;

(b)          in accordance with that certain Fee Letter dated as of August 6, 2015 executed by the Administrative Agent and accepted by the Borrower (the “Fee Letter”), the Borrower shall have paid to SunTrust Robinson Humphrey, Inc., for the account of each of the Revolving Credit Lenders party hereto, an amendment fee equal to 0.75% of the Revolving Commitment of such Revolving Credit Lender outstanding on the date hereof;

(c)          the Borrower shall have paid to the Administrative Agent all other fees required to be paid by the Borrower under the Fee Letter; and

(d)          the Borrower shall have paid all other costs, fees, and expenses owed by the Borrower to the Administrative Agent, including, without limitation, reasonable attorneys’ fees and expenses.

SECTION 5.     Release of Claims. The Loan Parties hereby acknowledge and agree that, through the date hereof, each of the Administrative Agent and the Lenders has acted in good faith and has conducted itself in a commercially reasonable manner in its relationships with the Loan Parties in connection with the Obligations, the Credit Agreement, and the other Loan Documents, and the Loan Parties hereby waive and release any claims to the contrary. The Loan Parties hereby release, acquit and forever discharge the Administrative Agent and each of the Lenders, their respective Affiliates, and their respective officers, directors, employees, agents, attorneys, advisors, successors and assigns, both present and former, from any and all claims and defenses, known or unknown as of the date hereof, with respect to the Obligations, this

Amendment, the Credit Agreement, the other Loan Documents and the transactions contemplated hereby and thereby.

SECTION 6.     Miscellaneous Terms.

(a)          Loan Document. For avoidance of doubt, the Borrower, the Lenders party hereto, and the Administrative Agent hereby acknowledge and agree that this Amendment is a Loan Document.

(b)          Effect of Amendment. Except as set forth expressly hereinabove, all terms of the Credit Agreement and the other Loan Documents shall be and remain in full force and effect, and shall constitute the legal and binding obligation of the Borrower, enforceable against such Borrower Party in accordance with their respective terms. Except to the extent otherwise expressly set forth herein, the amendments set forth herein shall have prospective application only from and after the date of this Amendment.

(c)          No Novation or Mutual Departure. The Loan Parties expressly acknowledge and agree that (i) there has not been, and this Amendment does not constitute or establish, a novation with respect to the Credit Agreement or any of the other Loan Documents, or a mutual departure from the strict terms, provisions, and conditions thereof, other than with respect to the amendments contained in Section 2 above and (ii) nothing in this Amendment shall affect or limit the Administrative Agent’s or any Lender’s right to demand payment of liabilities owing from any Loan Party to the Administrative Agent or any Lender under, or to demand strict performance of the terms, provisions, and conditions of, the Credit Agreement and the other Loan Documents, to exercise any and all rights, powers, and remedies under the Credit Agreement or the other Loan Documents or at law or in equity, or to do any and all of the foregoing, immediately at any time after the occurrence of a Default or an Event of Default under the Credit Agreement or the other Loan Documents.

(d)          Ratification. The Borrower hereby restates, ratifies, and reaffirms each and every term, covenant, and condition set forth in the Credit Agreement and the other Loan Documents to which it is a party (as such terms, covenants, and conditions are amended by Section 2 above) effective as of the date hereof.

(e)          No Offset. To induce the Administrative Agent and the Lenders to enter into this Amendment and to continue to make advances pursuant to the Credit Agreement (subject to the terms and conditions thereof), each Loan Party hereby acknowledges and agrees that, as of the date hereof, and after giving effect to the terms hereof, there exists no right of offset, defense, counterclaim, claim, or objection in favor of any Loan Party or arising out of or with respect to any of the Loans or other obligations of any Loan Party owed to the Administrative Agent or any Lender under the Credit Agreement or any other Loan Document.

(f)          Counterparts. This Amendment may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

(g)          Fax or Other Transmission. Delivery by one or more parties hereto of an executed counterpart of this Amendment via facsimile, telecopy, or other electronic method of transmission pursuant to which the signature of such party can be seen (including, without limitation, Adobe Corporation’s Portable Document Format) shall have the same force and effect as the delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by facsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability, or binding effect of this Amendment.

(h)          Recitals Incorporated Herein. The preamble and the recitals to this Amendment are hereby incorporated herein by this reference.

(i)          Section References. Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto evidenced hereby.

(j)          Further Assurances. The Borrower agrees to take, at the Borrower’s expense, such further actions as the Administrative Agent shall reasonably request from time to time to evidence the amendments set forth herein and the transactions contemplated hereby.

(k)          Governing Law. This Amendment shall be governed by and construed and interpreted in accordance with the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

(l)          Severability. Any provision of this Amendment which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

(m)         Reaffirmation of Guarantors. Each Guarantor (i) consents to the execution and delivery of this Amendment, (ii) reaffirms all of its obligations and covenants under the Guaranty and Security Agreement and the other Loan Documents to which it is a party, and (iii) agrees that none of its respective obligations and covenants shall be reduced or limited by the execution and delivery of this Amendment.

(n)          Additional Acknowledgment. Solely for purposes of determining withholding Taxes imposed under FATCA, from and after the date hereof, the Borrower and the Administrative Agent shall treat (and the Required Revolving Lenders hereby authorize the Administrative Agent to treat) the Loan Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471- 2(b)(2)(i).

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BIOSCRIP, INC.,
as the Borrower

By:	/s/ Richard M. Smith
Name: Richard M. Smith
Title: President and Chief Executive Officer

[BIOSCRIP – FOURTH AMENDMENT]

APPLIED HEALTH CARE, LLC,
BIOSCRIP INFUSION MANAGEMENT, LLC,
BIOSCRIP INFUSION SERVICES, INC.,
BIOSCRIP INFUSION SERVICES, LLC,
BIOSCRIP MEDICAL SUPPLY SERVICES, LLC,
BIOSCRIP NURSING SERVICES, LLC,
BIOSCRIP PBM SERVICES, LLC,
BIOSCRIP PHARMACY (NY), INC.,
BIOSCRIP PHARMACY (PUERTO RICO), INC.,
BIOSCRIP PHARMACY SERVICES, INC.
BIOSCRIP PHARMACY, INC.,
BRADHURST SPECIALTY PHARMACY, INC.,
CHRONIMED, LLC,
CHS HOLDINGS, INC.,
CRITICAL HOMECARE SOLUTIONS, INC.,
DEACONESS ENTERPRISES, LLC,
DEACONESS HOMECARE, LLC,
EAST GOSHEN PHARMACY, INC.,
HOMECHOICE PARTNERS, INC.,
INFUCENTERS, LLC,
INFUSAL PARTNERS,
INFUSCIENCE HHA, LLC,
INFUSCIENCE, INC.,
INFUSCIENCE SOUTH CAROLINA, LLC,
INFUSCIENCE SUB, INC.,
INFUSION PARTNERS, LLC,
INFUSION PARTNERS OF BRUNSWICK, LLC, and
INFUSION PARTNERS OF MELBOURNE, LLC,
each, as a Guarantor

By:	/s/ Richard M. Smith
Name: Richard M. Smith
Title: President and Chief Executive Officer

[BIOSCRIP – FOURTH AMENDMENT]

INFUSION SOLUTIONS, INC.,
INFUSION THERAPY SPECIALISTS, INC.,
KNOXVILLE HOME THERAPIES, LLC,
NATIONAL HEALTH INFUSION, INC.,
NATURAL LIVING, INC.,
NEW ENGLAND HOME THERAPIES, INC.,
NUTRI USA INC.,
OPTION HEALTH, LTD.,
PHCS ACQUISITION CO, INC.,
PROFESSIONAL HOME CARE SERVICES, INC.,
REGIONAL AMBULATORY DIAGNOSTICS, INC.,
SCOTT-WILSON, INC.,
SPECIALTY PHARMA, INC., and
WILCOX MEDICAL, INC.,
each, as a Guarantor

By:	/s/ Richard M. Smith
Name: Richard M. Smith
Title: President and Chief Executive Officer

[BIOSCRIP – FOURTH AMENDMENT]

SUNTRUST BANK,
as Administrative Agent and a Lender

By:	/s/ Katherine Bass
Name: Katherine Bass
Title: Director

[BIOSCRIP – FOURTH AMENDMENT]

JFIN REVOLVER CLO LTD.

By: Jefferies Finance LLC, as Portfolio Manager

By:	/s/ J.R. Young
Name: J.R. Young
Title: SVP

JFIN REVOLVER CLO 2015 LTD.

By: Jefferies Finance LLC, as Portfolio Manager

By:	/s/ J.R. Young
Name: J.R. Young
Title: SVP

[BIOSCRIP – FOURTH AMENDMENT]

MORGAN STANLEY BANK, N.A.,
as a Lender

By:	/s/ Allen Chang
Name: Allen Chang
Title: Authorized Signatory

[BIOSCRIP – FOURTH AMENDMENT]